UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
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INTERNATIONAL SPEEDWAY CORPORATION
(Name of Registrant as Specified in Its Charter)
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INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of International Speedway Corporation:
The Annual Meeting of the Shareholders of International Speedway Corporation will be held at
THE INTERNATIONAL MOTORSPORTS CENTER, One Daytona Boulevard, Daytona Beach, FL 32114 on Wednesday, the 9th day of April 2014, commencing at 9:00 A.M. (local time), for the following purposes:

(a)	To elect three (3) Directors of the Corporation.

(b)	To transact such other business as may properly come before the meeting.
ALL Shareholders of record as of January 31, 2014, will be entitled to vote, either in person or by proxy. Due to logistical considerations, please be present by 8:45 A.M. Shareholder registration tables will open at 8:00 A.M.

By Order of the Board of Directors

W. Garrett Crotty
March 3, 2014	Senior Vice President, Secretary and General Counsel
This Notice of 2014 Annual Meeting and the attached Information Statement dated March 3, 2014 should be read in combination with the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2013 and the Annual Report. Collectively these documents contain all of the information and disclosures required in connection with the 2014 Annual Meeting of Shareholders. Copies of all of these materials can be found in the Financial Information/SEC Filings section of the Investor Relations page on our website at www.internationalspeedwaycorporation.com.

INTERNATIONAL SPEEDWAY CORPORATION
One Daytona Boulevard
Daytona Beach, Florida 32114
 _______________________________________________
INFORMATION STATEMENT
Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
and Regulation 14C and Schedule 14C thereunder
 _______________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is first being mailed on or about March 7, 2014 to holders of record on January 31, 2014 (the “Record Date”) of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation (the “Company”). This Information Statement relates to an Annual Meeting of Shareholders and the only matter to be acted upon at the meeting is the election of directors.
You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder.

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DATE, TIME AND PLACE INFORMATION
Our Annual Meeting of Shareholders will be held on Wednesday, April 9, 2014 commencing at 9:00 A.M. (local time) at THE INTERNATIONAL MOTORSPORTS CENTER, One Daytona Boulevard, Daytona Beach, Florida, 32114. Shareholder registration tables will open at 8:00 A.M. The mailing address of our principal executive offices is One Daytona Boulevard, Daytona Beach, Florida 32114.
VOTING SECURITIES AND PRINCIPAL HOLDERS
This Information Statement is being mailed commencing on or about March 7, 2014 to all of our shareholders of record as of the Record Date. The Record Date for the Annual Meeting is January 31, 2014. As of the Record Date, we had 26,534,270 shares of class A common stock and 19,980,913 shares of class B common stock issued and outstanding. Each share of the class A common stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders. Each share of the class B common stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.

	Number of Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock Beneficially Owned		Percentage of Combined Voting Power of Common Stock
Name of Beneficial Owner (1)	Class A (3)	Class B (4)	Class A (5)	Class B (6)	(7)
France Family Group (8)	18,333,667	18,176,254	41.00%	90.97%	72.00%
James C. France (9)	6,236,352	6,148,535	19.08%	30.77%	24.38%
Betty Jane France (10)	6,244,524	6,244,524	19.05%	31.25%	19.05%
Ariel Investments, LLC (11)	5,900,454	0	22.24%	0.00%	4.67%
Blackrock, Inc. (12)	2,220,153	0	8.37%	0.00%	1.76%
Earnest Partners, LLC (13)	1,933,753	0	7.29%	0.00%	1.53%
Dimensional Fund Advisors LP (14)	1,925,074	0	7.25%	0.00%	1.52%
Vanguard Group (15)	1,461,518	0	5.50%	0.00%	1.15%
Lesa D. Kennedy (16)	804,778	753,364	2.95%	3.77%	3.02%
Brian Z. France (17)	377,153	358,971	1.40%	1.80%	1.43%
John R. Saunders	50,063	11,286	0.18%	0.05%	0.07%
J. Hyatt Brown (18)	25,229	9,000	0.09%	0.04%	0.05%
Edsel B. Ford, II (19)	24,735	0	0.09%	0.00%	0.02%
Lloyd E. Reuss (20)	24,534	0	0.09%	0.00%	0.02%
Christy F. Harris (21)	22,024	150	0.08%	0.00%	0.01%
Morteza Hosseini-Kargar (22)	21,095	0	0.08%	0.00%	0.02%
Daniel W. Houser	16,900	0	0.06%	0.00%	0.01%
Larry Aiello, Jr.	16,847	0	0.06%	0.00%	0.01%
William P. Graves	13,769	0	0.05%	0.00%	0.01%
Joel S. Chitwood	11,863	0	0.04%	0.00%	0.01%
Sonia M. Green	954	0	0.00%	0.00%	0.00%
Larry D. Woodard	954	0	0.00%	0.00%	0.00%
All directors and executive officers as a group (22 persons)(23)	18,677,839	18,199,564	41.75%	91.08%	72.35%
The preceding table sets forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of the Record Date by:

•	All persons known to us who beneficially own 5% or more of either class of our common stock;

•	Each “named executive officer” in the Summary Compensation Table in this Information Statement;

•	Each of our directors and director nominees; and

•	All of our directors, director nominees and officers as a group.
As described in the following notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

(1)	Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, One Daytona Boulevard, Daytona Beach, Florida 32114.

(2)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

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(3)
Reflects the aggregate number of shares held by the named beneficial owner assuming (i) the exercise of any options to acquire shares of class A common stock that are held by such beneficial owner that are exercisable within 60 days and (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock.

(4)	Assumes no conversion of shares of class B common stock into shares of class A common stock.

(5)
Assumes (i) the exercise of any options to acquire shares of class A common stock that are held by the named beneficial owner that are exercisable within 60 days, (ii) the conversion of all shares of class B common stock held by such beneficial owner into shares of class A common stock, and (iii) the assumption that no other named beneficial owner has exercised any such options or converted any such shares.

(6)	Reflects current ownership percentage of named beneficial owner’s shares of class B common stock without any conversion of shares of B common stock into shares of class A common stock.

(7)	Assumes no exercise of options or conversion of shares of class B common stock into shares of class A common stock.

(8)
The France Family Group consists of Betty Jane France, James C. France, Lesa France Kennedy, Brian Z. France and members of their families and entities controlled by the natural person members of the group. A complete list of all the members of the France Family Group can be found in its 20th amendment to Schedule 13G which was filed with the SEC on February 13, 2014. Amounts shown reflect the non-duplicative aggregate of 157,413 Class A and 13,505,394 Class B shares indicated in the table as beneficially owned by Betty Jane France, James C. France, Lesa France Kennedy and Brian Z. France, as well as 4,670,860 Class B shares held by the adult children of James C. France and the adult child of Lesa France Kennedy. See footnotes (9), (10), (16), and (17).

(9)
Includes (i) 1,500 Class B shares held of record by Sharon M. France, his spouse, (ii) 3,327,468 Class B shares held of record by Western Opportunity Limited Partnership (“Western Opportunity”), (iii) 29,230 Class B shares held of record by Carl Investment Limited Partnership (“Carl”), (iv) all of the 78,243 Class B shares held of record by Quaternary Investment Company, (v) 1,255 Class B shares held of record by Carl Two Limited Partnership (“Carl Two”), (vi) all of the 1,749,848 Class B shares held of record by Carl Three Limited Partnership (“Carl Three”), (vii) all of the 919 Class B shares held of record by Carl Two, LLC, (viii) 40,251 Class B shares held of record by Automotive Research Bureau (“ARB”), and (ix) all of the 547,166 Class B shares held of record by SM Holder Limited Partnership. James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity and (y) Quaternary Investment Company, the general partner of Carl. He is also the sole member of Carl Two, LLC, the general partner of Carl Two, and Carl Three, LLC the general partner of Carl Three. Does not include shares held beneficially by the adult children of James C. France or their descendants.

(10)
Includes (i) 3,264,792 Class B shares held of record by Western Opportunity, (ii) 26,662 Class B shares held of record by WCF Family I, Inc., (iii) 22,194 Class B shares held of record by WCF Family I, Inc. through Western Opportunity, and (iv) 40,251 Class B shares held of record by ARB.

(11)	This owner’s address is 200 East Randolph Drive, Suite 2900, Chicago, Illinois 60601, as reflected on its Amendment No. 3 to Schedule 13G, which was filed with the SEC on February 14, 2014.

(12)	This owner’s address is 40 East 52nd Street, New York, NY 10022, as reflected on its Amendment No. 4 to Schedule 13G, which was filed with the SEC on January 29, 2014.

(13)	This owner's address is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309, as reflected on its Schedule 13G, which was filed with the SEC on February 14, 2014.

(14)	This owner’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, as reflected on its Amendment No. 1 to Schedule 13G, which was filed with the SEC on February 10, 2014.

(15)	This owner’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355, as reflected on its Amendment No. 1 to Schedule 13G, which was filed with the SEC on February 11, 2014.

(16)
Includes (i) 388,718 Class B shares held of record by BBL Limited Partnership, (ii) 77,733 Class B shares held of record by Western Opportunity, (iii) 26,662 Class B shares held of record by WCF Family I, Inc., (iv) 73,199 Class B shares held of record by Sierra Central LLC, and (v) 22,194 Class B shares held of record by WCF Family I, Inc. through Western Opportunity. Ms. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership. She is also the sole member of Sierra Central LLC, one of the two general partners of Western Opportunity. Does not include shares held beneficially by the adult child of Lesa France Kennedy.

(17)
Includes (i) 83,083 Class B shares held of record by Western Opportunity, (ii) 26,662 Class B shares held of record by WCF Family I, Inc., (iii) 15,695 Class B shares held of record by Western Opportunity as custodian for minor children, and (iv) 22,194 Class B shares held of record by WCF Family I, Inc. through Western Opportunity.

(18)	Held of record as joint tenants with Cynthia R. Brown, his spouse.

(19)	Includes 10,000 Class A shares held by a revocable trust.

(20)	Includes 2,000 Class A shares held of record by Reuss Family LP.

(21)	Includes 300 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of a Profit Sharing Plan and Trust.

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(22)	Includes 5,000 Class A shares held as trustee of a qualified trust.

(23)	See footnotes (8) through (10) and footnotes (16) through (22).

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DIRECTORS, NOMINEES AND OFFICERS
As of the Record Date our officers, directors and nominees were as follows:

Name	Age	Position With the Company
James C. France	69	Chairman of the Board, Assistant Treasurer and Director
Lesa France Kennedy	52	Vice Chairwoman, Chief Executive Officer and Director
John R. Saunders	57	President
W. Garrett Crotty	50	Senior Vice President, Secretary and General Counsel
Daniel W. Houser	62	Senior Vice President, Chief Financial Officer and Treasurer
Daryl Q. Wolfe	46	Senior Vice President, Chief Marketing Officer
Joel S. Chitwood	44	Vice President
Laura E. Jackson	48	Vice President, Corporate Services
W. Grant Lynch, Jr.	60	Vice President
Craig A. Neeb	53	Vice President, Business Development & Chief Digital Officer
Brett M. Scharback	39	Vice President — Deputy General Counsel, Chief Compliance Officer and Assistant Secretary
Brian K. Wilson	53	Vice President, Corporate Development
Larry Aiello, Jr.	63	Director
J. Hyatt Brown	76	Director
Edsel B. Ford, II	65	Director
Brian Z. France	51	Director
William P. Graves	61	Director
Sonia M. Green	64	Director
Christy F. Harris	68	Director
Morteza Hosseini-Kargar	58	Director
Lloyd E. Reuss	77	Director
Larry D. Woodard	54	Director
Our Board of Directors is divided into three classes, with regular three year staggered terms. Messrs. James C. France, Brian Z. France and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2014. Mr. Woodard was elected by the Board of Directors to complete the unexpired term of former director Raymond Mason, and is up for election at the annual meeting of shareholders to be held in 2014. Ms. Kennedy and Messrs. Aiello and Brown were elected to hold office until the annual meeting of shareholders to be held in 2015. Ms. Green was elected by the Board of Directors to complete the unexpired term of former director Edward Rensi, and will be up for election at the annual meeting of shareholders to be held in 2015. Messrs. Ford, Graves, Harris and Hosseini were elected to hold office until the annual meeting of shareholders to be held in 2016.
For the election of directors at the Annual Meeting of Shareholders in April 2014, the Board has accepted the recommendation of the Nominating and Corporate Governance Committee and approved the nomination of Messrs. James C. France, Brian Z. France, and Woodard as directors to serve three-year terms and hold office until the annual meeting of shareholders to be held in 2017. Mr. Reuss will not stand for re-election at the annual meeting of shareholders to be held in 2014.
James C. France is the uncle of Lesa France Kennedy and Brian Z. France who are siblings. There are no other family relationships among our executive officers and directors.
Directors Holding Office Until 2014 Annual Meeting
Mr. James C. France, a director since 1970, has served as our Chairman since July 2007, and as our Assistant Treasurer since June 2009. Previously, he served as our Chairman and Chief Executive Officer from July 2007 until June 2009 and he served as Vice Chairman and Chief Executive Officer from April 2003 until July 2007. He also served as our President and Chief Operating Officer from 1987 until 2003. Mr. France is also Vice Chairman, Executive Vice President and Assistant Secretary of NASCAR. Mr. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability are among the factors the Board considered with respect to his nomination for re-election to the Board.
Mr. Brian Z. France, a director since 1994, has served as NASCAR’s Chairman and Chief Executive Officer since September 2003, Executive Vice President from February 2001 to September 2003 and Vice Chairman from January 2003 to September 2003. Previously, he served as NASCAR’s Senior Vice President from 1999 to 2001. Mr. France’s extensive experience in and knowledge of the motorsports industry, in particular NASCAR, are among the factors the Board considered with respect to his nomination for re-election to the Board.

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Mr. Larry D. Woodard, a director since April 2013, is President and CEO at Graham Stanley Advertising, a firm he founded in 2010, which integrates traditional and digital advertising.   Prior to that, Mr. Woodard served as the President and CEO of Vigilante Advertising for over a decade.  Mr. Woodard’s 26 years of experience as a highly regarded and successful advertising industry executive,  his experience in business, and being a weekly columnist and on air commentator regarding advertising and marketing issues, are among the factors the Board considered with respect to his nomination for re-election to the Board. Mr. Woodard was elected by the Board of Directors to complete the unexpired term of former director Raymond Mason.
Directors Holding Office Until 2015 Annual Meeting
Ms. Lesa France Kennedy, a director since 1984, became Vice Chairwoman July 2007 and was named our Chief Executive Officer in June 2009. Previously, she served as our President from April 2003 until June 2009. Ms. Kennedy served as our Executive Vice President from January 1996 until April 2003, Secretary from 1987 until January 1996 and served as our Treasurer from 1989 until January 1996. Ms. Kennedy is also Vice Chairwoman, Executive Vice President and Assistant Treasurer of NASCAR. Ms. Kennedy’s experience in the motorsports industry, her knowledge of our Company and proven leadership ability are among the factors the Board considered in concluding she is qualified to serve as a Board member.
Mr. Larry Aiello, Jr., a director since 2003, served as the President and Chief Executive Officer of Corning Cable Systems, which is part of Corning, Inc. from 2002 until his retirement in 2008. Mr. Aiello joined Corning, Inc. in 1973. He was named senior vice president and chief of staff-Corning Optical Communications in 2000. Mr. Aiello’s business background and experience enhance his ability to analyze and contribute valuable insight on matters such as financing and capital management. In addition, his contributions as a member and then Chairman of our Audit Committee are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. J. Hyatt Brown, a director since 1987, serves as the Chairman of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also currently serves as a director of NextEra Energy, Inc. and Verisk Analytics, Inc. Until January 2010, Mr. Brown served on the Board of Rock-Tenn Company, until April 2008, he served on the Board of SunTrust Banks, Inc. and until December 2006, he served on the Board of BellSouth Corporation, each a publicly held company. Mr. Brown’s extensive business experience, service on boards of other publicly traded companies and proven leadership abilities are among the factors the Board considered in concluding he is qualified to serve as a Board member. Mr. Brown is our lead independent director.
Ms. Sonia M. Green, a director since April 2013, currently serves on the board of The Soup Kitchen of Boynton Beach and is a member of the 4Kids Business Development Council.  From 2001 to 2008, Ms. Green served as Director of Diversity Marketing and Sales for General Motors Corporation.  She also  previously served on the board of the Greater Miami Chamber of Commerce and the Avon Products Foundation.  Ms. Green’s nationally recognized leadership in marketing and brand communications for more than 20 years, with a specialty in multicultural/diversity marketing, as well as her experience as a trusted spokesperson on diversity and marketing issues for both Spanish and English media outlets, are among the factors the Board considered in concluding she is qualified to serve as a Board member. Ms. Green was elected by the Board of Directors to complete the unexpired term of former director Edward Rensi, and will be up for election at the annual meeting of shareholders to be held in 2015.
Directors Holding Office Until 2016 Annual Meeting
Mr. Edsel B. Ford, II, a director since November 2007, is a director and consultant for Ford Motor Company. Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. Mr. Ford was an employee of Ford Motor Company for over 25 years. Mr. Ford’s experience as an executive at a major automobile manufacturer, along with his extensive experience in the motorsports industry are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. William P. Graves, a director since September 2003, has served as President and Chief Executive Officer of the American Trucking Association since January 2003. Mr. Graves served as Governor of the State of Kansas from January 1995 until January 2003. Mr. Graves’ experience as a governor, as well as his knowledge of governmental affairs are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than 40 years and currently is Of Counsel with Kinsey, Vincent, Pyle, P.L. Mr. Harris served as a Managing Director of AMA Pro Racing until 2013. Mr. Harris also has served on the Board of ACCUS (Automobile Competition Committee for the United States) for over five years and as a judge of the FIM International Tribunal for Motorsports Controversies and Disputes. Mr. Harris’ experience as an attorney and counselor to businesses and their management, along with his extensive knowledge of our business, are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Mr. Morteza Hosseini-Kargar, a director since 2007, is the Chairman and Chief Executive Officer of Intervest Construction, Inc. and has served in that role for over five years. Mr. Hosseini’s experience in real estate development and successful

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ownership and operation of businesses are among the factors the Board considered in concluding he is qualified to serve as a Board member.
Ms. Green and Messrs. Aiello, Brown, Ford, Graves, Hosseini, Reuss and Woodard have been determined by the Board to be “independent” as that term is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards.
Officers
Mr. Joel S. Chitwood has been a Vice President for us since August 2009, and in August 2010 was named President of Daytona International Speedway, one of our subsidiaries. Prior to that, he served as President and Chief Operating Officer of Indianapolis Motor Speedway from November 2004 through August 2009. He served as Senior Vice President, Business Affairs for Indianapolis Motor Speedway from October 2002 to November 2004. Mr. Chitwood also served as Vice President and General Manager of Raceway Associates, LLC, which oversaw construction of Chicagoland Speedway from 1999 to 2002.
Mr. W. Garrett Crotty became a Senior Vice President in April 2004. Mr. Crotty was named a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel. Mr. Crotty has also served as General Counsel of NASCAR since 1996 and as a member of NASCAR’s Board of Directors since 2006.
Mr. Daniel W. Houser, a Certified Public Accountant, was named a Senior Vice President in June 2009. He became Chief Financial Officer in February 2009 and has been a Vice President since 2004. Prior to his appointment as our Chief Financial Officer, Mr. Houser had been our Controller and Chief Accounting Officer for over five years.
Ms. Laura E. Jackson was named Vice President, Corporate Services in February 2013, after serving as our Vice President, Human Resources from April 2010 through January 2013. Prior to that, she had served as our Managing Director, Human Resources from January 2009 through March 2010. Prior to joining the Company, Ms. Jackson served as Senior Vice President, Human Resources for Textron, Inc. from September 2003 through January 2009.
Mr. W. Grant Lynch, Jr. has served as our Vice President since April 2012. Prior to that he served as Vice President - ISC Strategic Projects from August 2009 until April 2012. Mr. Lynch served as Senior Vice President – Business Operations from April 2007 to August 2009 and as a Vice President of the Company and President of Talladega Superspeedway, one of our subsidiaries, since November 1993. He also served as President of Kansas Speedway, another subsidiary of the Company, from its inception in 1997 until 2002.
Mr. Craig A. Neeb has served as Vice President, Business Development and Chief Digital Officer since February 2013, after serving as our Vice President — Multi Channel Marketing from June 2009 through January 2013. Mr. Neeb also served as our Chief Information Officer from November 2000 until February 2013. Mr. Neeb also served as our Managing Director of Marketing Services from 2008 to June 2009.
Mr. John R. Saunders was appointed our President in June 2009. Previously he served as Executive Vice President from April 2004 until June 2009 and from April 2003 until June 2009 served as our Chief Operating Officer. He had served as Senior Vice President-Operations from July 1999 until April 2003, at which time he was appointed Senior Vice President and Chief Operating Officer. He had served as a Vice President since 1997 and was President of Watkins Glen International, a subsidiary of the Company, from 1983 until 1997.
Mr. Brett M. Scharback has served as Vice President — Deputy General Counsel, Chief Compliance Officer and Assistant Secretary since April 2010. Prior to that, he served as Managing Director, Deputy General Counsel from May 2009 through March 2010 and served as our Associate General Counsel from October 2004 through April 2009. Prior to joining us, Mr. Scharback was an Associate in the Washington, D.C. office of Baker Botts L.L.P.
Mr. Brian K. Wilson has served as Vice President, Corporate Development since February 2006. Prior to joining us, Mr. Wilson served as Managing Director of Acquisitions for American Realty Advisors from 2004 to January 2006. Mr. Wilson also served as Senior Vice President, Global Real Estate from 2001 to 2003, and Vice President, Finance and Investment Management from 1999 to 2001, for Vivendi Universal.
Mr. Daryl Q. Wolfe has served as Senior Vice President, Chief Marketing Officer since April 2012. Prior to that, he served as Vice President, Chief Marketing Officer from April 2007 to April 2012. He had previously served as Vice President, Sales and Media from 2005 to 2007. Mr. Wolfe had served as Managing Director, Marketing Partnerships from 2003 to 2005, and as Senior Director, Marketing Partnerships from 2001 to 2003.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All of the racing events that take place during our fiscal year (from December 1 to November 30) are sanctioned by various racing organizations such as the American Historic Racing Motorcycle Association, the American Motorcyclist Association, the Automobile Racing Club of America, the American Sportbike Racing Association — Championship Cup Series, the Federation Internationale de L’Automobile, the Federation Internationale Motocycliste, International Motor Sports Association (“IMSA”), Historic Sportscar Racing, IndyCar Series, NASCAR, National Hot Rod Association, the Porsche Club of America, the Sports

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Car Club of America, the Sportscar Vintage Racing Association, the United States Auto Club and the World Karting Association. NASCAR, which sanctions many of our principal racing events, is a member of the France Family Group which controls approximately 72.0 percent of the combined voting power of our outstanding stock and some members of which serve as directors and officers of our Company. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by us to NASCAR for disbursement to competitors, which are exclusive of NASCAR sanction fees, totaled approximately $132.2 million for the year ended November 30, 2013. We have outstanding receivables related to NASCAR and its affiliates of approximately $18.5 million at November 30, 2013.
Under current agreements, NASCAR contracts directly with certain network providers for television rights to the entire NASCAR Sprint Cup, Nationwide and Camping World Truck series schedules. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each NASCAR Sprint Cup, Nationwide and Camping World Truck series event as a component of its sanction fees. The promoter records 90.0 percent of the gross broadcast rights fees as revenue and then records 25.0 percent of the gross broadcast rights fees as part of its awards to the competitors. Ultimately, the promoter retains 65.0 percent of the net cash proceeds from the gross broadcast rights fees allocated to the event. Our television broadcast and ancillary rights fees received from NASCAR for the NASCAR Sprint Cup, Nationwide and Camping World Truck series events conducted at our wholly owned facilities were $292.5 million in fiscal year 2013.
In addition, we share a variety of expenses with NASCAR in the ordinary course of business. NASCAR pays rent, as well as a related maintenance fee (allocated based on square footage), to us for office space in Daytona Beach, Florida. These rents are based upon estimated fair market lease rates for comparable facilities. NASCAR pays us for radio, program and strategic initiative advertising, hospitality and suite rentals, various tickets and credentials, catering services, participation in a NASCAR racing event banquet, and track and other equipment rentals based on similar prices paid by unrelated, third party purchasers of similar items. We pay NASCAR for certain advertising, participation in NASCAR racing series banquets, the use of NASCAR trademarks and intellectual images and production space for Sprint Vision based on similar prices paid by unrelated, third party purchasers of similar items. Our payments to NASCAR for Motor Racing Network’s broadcast rights to NASCAR Camping World Truck races represent an agreed-upon percentage of our advertising revenues attributable to such race broadcasts. NASCAR also reimburses us for 50.0 percent of the compensation paid to certain personnel working in our legal, risk management and transportation departments, as well as 50.0 percent of the compensation expense associated with certain receptionists. We reimburse NASCAR for 50.0 percent of the compensation paid to certain personnel working in NASCAR’s legal department. NASCAR’s reimbursement for use of our mailroom, janitorial services, security services, catering, graphic arts, photo and publishing services, telephone system and our reimbursement of NASCAR for use of corporate aircraft, is based on actual usage or an allocation of total actual usage. The aggregate amount received from NASCAR by us for shared expenses, net of amounts paid by us for shared expenses, totaled approximately $9.3 million during fiscal 2013.
IMSA, a wholly owned subsidiary of NASCAR, sanctions various events at certain of our facilities. Standard IMSA sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by IMSA to participants in the events. Sanction fees paid by us to IMSA totaled approximately $1.3 million for the year ended November 30, 2013.
AMA Pro Racing, an entity controlled by James C. France, sanctions various events at certain of our facilities. Standard AMA Pro Racing sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by AMA Pro Racing to participants in the events. Sanction fees paid by us to AMA Pro Racing totaled approximately $0.6 million during fiscal 2013.
We strive to ensure, and management believes that, the terms of our transactions with NASCAR, IMSA and AMA Pro Racing are no less favorable to us than could be obtained in arms-length negotiations.
Certain members of the France Family Group paid us for the utilization of security services, event planning, event tickets, purchase of catering services, maintenance services, and certain equipment. The amounts paid for these items were based on actual costs incurred or similar prices paid by unrelated third party purchasers of similar items. The amount received by us for these items, totaled approximately $0.4 million during fiscal 2013.
Crotty, Bartlett & Kelly, P.A. (“Crotty, Bartlett & Kelly”), is a law firm controlled by family members of W. Garrett Crotty, one of our executive officers. We engage Crotty, Bartlett & Kelly for certain legal and consulting services. The aggregate amount paid to Crotty, Bartlett & Kelly by us for legal and consulting services totaled approximately $31,000 during fiscal 2013.
J. Hyatt Brown, one of our directors, serves as Chairman of Brown & Brown, Inc. (“Brown & Brown”). Brown & Brown has received commissions for serving as our insurance broker for several of our insurance policies, including our property and casualty policy and certain employee benefit programs. The aggregate commissions received by Brown & Brown in connection with our policies were approximately $0.5 million during fiscal 2013. In fiscal 2013, Brown & Brown paid the Company approximately $0.1 million for the purchase of tickets and track rental fees. The amounts paid for these items were based on actual costs incurred, similar prices paid by unrelated third party purchasers of similar items or estimated fair market values.

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One of our directors, Christy F. Harris, is Of Counsel to Kinsey, Vincent Pyle, L.C., a law firm that provided legal services to us during fiscal 2013. We paid approximately $0.1 million for these services in fiscal 2013, which were charged to us on the same basis as those provided other clients.
Approval of Related Party Transactions
We have adopted written policies and procedures for review, approval and ratification of transactions with related persons. These policies are evidenced in the Code of Conduct. In addition, our employees are subject to similar policies concerning conflicts of interest, business ethics and conduct, as contained in our Employee Handbook. The Audit Committee is charged in its Charter with the ultimate responsibility for the review and approval of all related party transactions meeting the thresholds that require disclosure pursuant to Item 404 of Regulation S-K. All proposed transactions (regardless of the amount involved) with any director or executive officer (or their affiliates) are required to be submitted to the Audit Committee for approval prior to the transaction taking place. As part of our disclosure controls, all related party transactions are reported monthly and reviewed by the Disclosure Committee quarterly, which includes the Chief Compliance Officer and the Director of Internal Audit. The Disclosure Committee is responsible for elevating matters for Audit Committee consideration. While the standard used to evaluate a transaction will vary depending upon the particular circumstances, the goal is to make sure that we are treated fairly and on the same basis as transactions with parties that are not related. There have been no instances during the last fiscal year where such policies and procedures were not followed, nor were there any transactions listed in “Certain Relationships and Related Transactions” that were not reviewed by the Audit Committee.
DIRECTOR MEETINGS AND COMMITTEES
Our Board of Directors met four times during fiscal 2013. Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Growth & Development Committee and a Financing and Stock Repurchase Committee.
The functions of the Audit Committee (which presently consists of Messrs. Aiello (Chair), Brown, and Graves) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing our consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board of Directors has determined that Messrs. Aiello and Brown are qualified as audit committee financial experts (as defined by the SEC) and that all of the members of the Audit Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Audit Committee met six times during fiscal 2013.
The functions of the Compensation Committee (which presently consists of Messrs. Ford (Chair), Graves, Reuss and Woodard) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board has determined that all the members of the Compensation Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met four times during fiscal 2013.
The functions of the Nominating and Corporate Governance Committee (which presently consists of Messrs. Brown (Chair), Ford and Graves) include (i) selecting and recommending to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings, (ii) reviewing and recommending to the Board changes to the compensation package for directors, (iii) reviewing and, if appropriate, making changes to the responsibilities of directors and the qualifications for new nominees, (iv) annually assessing the Board’s effectiveness as a whole as well as the effectiveness of the individual directors and the Board’s various committees, (v) reviewing and recommending to the Board changes to the corporate governance standards for the Board and its committees, and (vi) performing other duties deemed appropriate by the Board. The Nominating and Corporate Governance Committee met twice during fiscal 2013.
The functions of the Growth and Development Committee (which presently consists of Ms. Green and Messrs. Aiello, Brown, Ford, Brian Z. France, Harris (Chair) and Hosseini) include (i) reviewing the actual and proposed internal growth and external development projects of the Company, (ii) making recommendations to management and the Board regarding matters that come before the Committee, and (iii) performing other duties deemed appropriate by the Board. The Growth and Development Committee met four times during fiscal 2013.
The functions of the Financing and Stock Repurchase Committee (which presently consists of Messrs. Aiello, Brown, James C. France (Chair) and Harris) include (i) reviewing, as needed, the actual and proposed mechanisms used by the Company to obtain financing for the Company, (ii) overseeing and monitoring the stock repurchase activities of the Company, (iii) exercising authority delegated to it by the Board to approve changes to the Company’s stock repurchase program within limits established by the Board, (iv) making recommendations to management and the Board regarding matters that come

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before the Committee, and (v) performing other duties deemed appropriate by the Board. The Financing and Stock Repurchase Committee met once during fiscal 2013.
During fiscal 2013, all of the directors except Mr. Reuss attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which they served.
BOARD LEADERSHIP
Our Board has the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be separated or combined. The Board makes this decision based on its evaluation of the circumstances and the Company’s specific needs. Effective June 2009, upon the retirement of James C. France from the position of Chief Executive Officer, the roles of Chairman and Chief Executive Officer were separated. James C. France continues to serve as Chairman of the Board, while Lesa France Kennedy serves as Vice Chair and Chief Executive Officer. Prior to June 2009, the positions of Chairman and Chief Executive Officer were held jointly by James C. France.
We believe that this leadership structure is desirable under present circumstances because it allows Ms. Kennedy to focus her efforts on running our business and managing it in the best interests of our shareholders, while we are able to continue to benefit from Mr. James C. France’s extensive business and motorsports industry experience, knowledge of our Company and proven leadership ability. We believe that having Mr. James C. France as Chairman benefits the Company in that it allows him to use his expertise in both industry relationships and sanctioning body partnerships, as well as his extensive Company knowledge, in setting the strategic agenda of the Board.
Our lead independent director, J. Hyatt Brown, coordinates providing feedback from other non-management members of the Board to the Chief Executive Officer and other management regarding business issues and risk. Mr. Brown, through his role as Chairman of the Nominating and Corporate Governance Committee, also manages the process of annual director self-assessment and evaluation of the Board as a whole.
RISK OVERSIGHT
Our Board of Directors takes an active role in the oversight of risks impacting our Company. While management is responsible for managing the Company’s risk on a daily basis and for bringing to the Board’s attention areas of risk which are most material to our business, the Board and management work closely to ensure that integrity and accountability are integrated into our operations. The Board, including through certain of its committees, discussed in more detail below (which are comprised solely of independent directors), and through regular meetings of the independent directors without management present, regularly reviews areas of risk (both compliance and business risk) to us and advises and directs management on the scope and implementation of policies, strategy and other actions designed to mitigate such risks.
Many of the direct risk oversight functions are performed by the Audit Committee and our internal audit staff. Specific examples of risks primarily overseen by the Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, matters reported to the Audit Committee through our Internal Audit Department and through anonymous reporting procedures, and regulations and risks associated with related party transactions. Through our regular compliance work related to the Sarbanes-Oxley Act, we have created entity level controls that are validated on a regular basis by our Internal Audit Department. These controls are designed to help prevent control failures as well as assist in the awareness of a control failure. Members of our management team also participate in an enterprise risk management committee, which regularly evaluates those risks deemed to be significant to us. The Audit Committee receives regular updates regarding those risks identified by the enterprise risk management committee.
The Nominating and Corporate Governance Committee regularly monitors our compliance with corporate governance standards and regulations. The Compensation Committee reviews and evaluates potential risks related to compensation programs for executive and certain non-executive employees of the Company, as further described below in the section entitled “Compensation Discussion and Analysis.” The Growth and Development Committee reviews and evaluates risks related to any strategic ventures, transactions or capital expenditures.
In addition to the foregoing, the Board has adopted a Code of Ethics, which is applicable to all of our employees, including the directors, our principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is designed, among other things, to deter wrongdoing and promote ethical conduct, full and accurate reporting in all our filings with the SEC, and compliance with applicable laws. The Code of Ethics mandates the maintenance of a 24 hour hotline that any employee can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Chief Compliance Officer, Vice President, Corporate Services and/or Director of Internal Audit, as appropriate, who regularly report to the Audit Committee on calls received. A copy of the current Code of Ethics is available on our website at www.internationalspeedwaycorporation.com.
DIRECTOR NOMINATION PROCESS
A current copy of the Nominating and Corporate Governance Committee charter is available on our website at www.internationalspeedwaycorporation.com. Each director on the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” (as independence is presently defined by the NASDAQ listing standards).
As part of its process and procedures, the Nominating and Corporate Governance Committee considers director candidates recommended by shareholders. All recommendations of director candidates by shareholders following the proper procedures (as set forth below) will be furnished to the Nominating and Corporate Governance Committee and will be considered in the same manner and according to the same criteria as would all other director candidates.
There have been no material changes to the procedures by which shareholders may recommend nominees to our Board. Shareholders who wish to nominate directors for election at an annual meeting of shareholders are required to follow the procedures contained in Article VI of our Amended and Restated Articles of Incorporation, which are available on our website at www.internationalspeedwaycorporation.com. Nominations must be in writing, addressed to the Secretary, and must be received in writing not less than 120 days nor more than 180 days prior to the first anniversary of the date of our notice of annual meeting of shareholders provided for the previous year’s annual meeting. The shareholder’s notice to the Secretary must set forth (i) certain information regarding the nominee, such as name, age and principal occupation, and (ii) certain information regarding the shareholder(s) such as the name and record address of the shareholder(s) and the number of shares of our capital stock such shareholder(s) own. No person nominated by shareholders will be eligible for election as a director unless nominated in accordance with these procedures. There were no shareholder nominations submitted for the 2013 annual meeting of shareholders. For the 2015 annual meeting nominations by shareholders must be received by the Secretary between September 2, 2014 and November 1, 2014.
As stated in its charter, the Nominating and Corporate Governance Committee will annually assess the Board’s effectiveness, including the core competencies and qualifications of members of the Board. If the Nominating and Corporate Governance Committee deems it necessary, it may select and retain an executive search firm to identify qualified candidates for nomination to serve as members of the Board.
The Nominating and Corporate Governance Committee will consider all nominees to our Board of Directors, and make its recommendations to the full Board, which will then decide whether to nominate a Board candidate. The Nominating and Corporate Governance Committee will consider each nominee’s skill, experience, knowledge and judgment, and believes that members of and nominees to the Board should reflect expertise in one or more of the following areas important to us: accounting and finance, business of motorsports, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, legal issues, executive leadership development and executive compensation. Further, the assessment of a nominee’s qualifications will include consideration of the nominee’s ability to use sound judgment; service on the boards of directors of other companies, public and private; integrity, honesty, fairness and independence; understanding of our business; and interest and willingness to serve on the Board and dedicate the requisite time and attention to service on the Board. All nominees to our Board will be considered by the Nominating and Corporate Governance Committee with these factors in mind.
As part of the Nominating and Corporate Governance Committee’s assessment of a prospective director nominee’s skill, experience, knowledge and judgment, the committee considers diversity of background and personal experience. Ideally, the Board should be composed of persons having a diversity of skills, background and experience that are useful to us and our present and future needs. However, the Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied and assessed in identifying or evaluating director nominees. When considering potential nominees for the Board, the Nominating and Corporate Governance Committee considers the standards above and each potential nominee’s individual qualifications in light of the needs of the Board at such time and its anticipated needs in the future.
It is our policy to hold the annual meeting of directors immediately following the annual meeting of shareholders. All Board members are invited to attend the annual meeting of shareholders and are expected to attend, but are not required to attend. In fiscal 2013, two members of the Board did not attend the annual meeting of shareholders.

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SHAREHOLDER COMMUNICATIONS TO THE BOARD
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:
International Speedway Corporation
c/o Legal Department
One Daytona Blvd.
Daytona Beach, Florida 32114
Attention: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Legal Department will initially receive and process communications before forwarding them to the addressee. All communications from shareholders will be promptly forwarded to the addressee(s).
CODE OF ETHICS
Our Audit Committee has adopted a code of ethics that applies to all of our employees, including our senior financial officers, our principal executive officer and our principal financial officer. A copy of that code of ethics is available on our website at www.internationalspeedwaycorporation.com. We intend to satisfy our disclosure obligations regarding any amendment to, or waiver from, any provision of our code of ethics that applies to any of our senior financial officers by posting that information on our website, as well as making all public disclosures required by the SEC. At the present time there have been no amendments or waivers.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based upon a review of Forms 3 and 4 and amendments thereto furnished to us during the fiscal year ended November 30, 2013, Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended November 30, 2013, and written representations furnished to us, there is no person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of our securities that failed to file on a timely basis the reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2013.

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REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, and its predecessors have served as our auditors since 1966. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
The following table presents fees for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended November 30, 2013 and 2012, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2013	2012
Audit fees (1)	$793,735	$731,789
Audit-related fees (2)	$—	$—
Tax fees (3)	$175,000	$79,984
All other fees (4)	$—	$—

(1)
Audit fees consisted principally of professional services rendered for the annual integrated audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly consolidated financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consists of professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees above. There were no such services rendered during fiscal 2013 and 2012.

(3)	Tax fees consisted principally of professional services rendered for tax compliance and tax advice.

(4)	There were no other fees for products and services that are not disclosed in the previous categories.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee, or one of its members who has been delegated pre-approval authority, considers and has approval authority over all engagements of the independent auditors. If a decision on an engagement is made by an individual member, the decision is presented at the next meeting of the Audit Committee. All of the engagements resulting in the fees disclosed above for fiscal 2013 and 2012 were approved by the Audit Committee prior to the engagement.

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REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended November 30, 2013. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent the Company specifically incorporates such information by reference of such filing.
The Audit Committee consists of three members: Messrs. Aiello, Brown and Graves. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.internationalspeedwaycorporation.com. The Board of Directors has determined that Messrs. Aiello and Brown are qualified as audit committee financial experts (as defined by the SEC) and that all of the members of the Audit Committee are “independent” (as independence is presently defined in Rule 4200(a)(15) of the NASDAQ listing standards).
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with Company management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Ernst & Young LLP, the Company's independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board Audit Standard No. 16, Communications with Audit Committee, other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm's independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm's independence, including PCAOB Rule 3524, Audit Committee Pre-approval of Certain Tax Services.
The Audit Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of the Company's internal control over financial reporting.
The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, including internal control over financial reporting, and the overall quality of the Company's financial reporting. The Audit Committee held six meetings during fiscal year 2013.
In reliance on the reviews and discussions referred to above, the Audit Committee approved the inclusion of the audited consolidated financial statements and related schedule and management's assessment of the effectiveness of the Company's internal control over financial reporting in the Annual Report on Form 10-K for the year ended November 30, 2013 for filing with the Securities and Exchange Commission. In April 2013, the Audit Committee approved the selection of the Company's independent registered public accounting firm which performed the fiscal 2013 annual audit of the Company's financial statements and the effectiveness of the Company's internal control over financial reporting.

Larry Aiello, Jr., Chairman
J. Hyatt Brown
William P. Graves

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EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview and Objectives of Compensation Program
The goal of the compensation programs for our named executive officers is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions.
We have designed and implemented our compensation programs for our named executives to:

•	reward them for financial and operating performance;

•	align their interests with those of our shareholders; and

•	encourage them to remain with the Company.
Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. These elements consist of:

•	salary and annual discretionary bonus;

•	non-equity (cash) incentive compensation based upon annually determined performance criteria;

•	equity incentive compensation based upon annually determined performance criteria combined with a time based vesting schedule; and

•	other benefits.
In deciding on the type and amount of compensation for each executive, we focus almost exclusively on each executive’s current pay, rather than historic pay. We combine the compensation elements for each executive in a manner we believe optimizes the value for our shareholders and supports the goals of our compensation programs.
We provide a combination of pay elements with the goal of aligning executive incentives with shareholder value. The three major elements of our executive compensation — base salary, annual cash awards (which include bonuses and non-equity incentives) and long-term equity incentives — simultaneously fulfill one or more of our performance, alignment and retention objectives.
The following summarizes the compensation elements we use as tools to reward, retain and align the performance expectations of our named executives.
Base Salary, Non-Equity Incentives and Cash Bonuses
Base salaries for our named executives are designed to provide competitive levels of compensation dependent on the scope of their responsibilities, their leadership skills and values, and their performance. For each named executive officer, we pay annual non-equity incentives each February for the prior year’s performance based upon management’s evaluation and the Compensation Committee’s qualitative assessment of the executives’ performance. This short term compensation element is in line with the stated goal of our compensation programs, namely retaining and rewarding leaders who create long-term value for our shareholders. The incentives were determined using the criteria approved by the Compensation Committee for performance against normalized corporate financial performance measures based on budget of revenue; earnings per share; operating margin; and ratio of debt to capitalization. For fiscal 2013, the corporate financial measurements for these non-equity incentives were weighted as follows: 1) revenue based on budget as 50%, 2) earnings per share based on budget as 10%, 3) operating margin based on budget as 20% and 4) the ratio of debt to capitalization as 20%.
In addition to amounts paid pursuant to our non-equity incentive plan, the Compensation Committee retains discretion to award cash bonuses where performance may warrant. We also award a small annual holiday cash bonus based on seniority.
Long —Term Compensation — 2006 Long Term Incentive Plan
We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and our desire to retain executive officers who have the potential to impact both our short-term and long-term profitability. We believe that providing Restricted Stock Units (RSUs) is an effective means to focus our named executives on delivering long-term value to our shareholders. RSUs allow us to reward and retain the named executives by offering them the opportunity to receive shares of our stock on the date the restrictions lapse so long as they continue to be employed by the Company.
Other Compensation
We provide our named executive officers with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table, that we believe are reasonable, competitive and consistent with our overall compensation program and goals. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation, and

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include premiums paid on life insurance policies and Company contributions to a 401(k) plan. The named executive officers also participate in the standard health insurance benefits offered to all employees. We also provide the use of a car provided by the Company and comprehensive physical examinations every other year. The named executive officers are encouraged to attend events at the motorsports entertainment facilities operated by the Company as part of their job function and permitted to bring a guest with them to these events at no charge to the executive.
Compensation Implementation
Determination of Compensation
As part of our total overall compensation plan the compensation for our named executive officers depends on the scope of their responsibilities, their leadership skills and values, and their individual performance, as well as the Company's performance. Decisions regarding salary increases are affected by the named executives’ current salary and the amounts paid within and outside the Company. Base salary rates are reviewed on annual basis and adjusted when appropriate by the Compensation Committee based upon changes in market conditions and the Company’s performance factors. When making decisions regarding compensation, we focus almost exclusively on each executive's current pay, rather than historic pay.
The Compensation Committee exercises its discretion in initially making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s prospects and performance during the year against established goals, operational performance, business responsibilities, and current compensation arrangements. The following is a summary of key considerations affecting the determination of compensation for the named executives:
Emphasis on Consistent Performance. Our compensation program provides a greater pay opportunity for executives who demonstrate superior performance for sustained periods of time. Each of our named officers has served us for many years, during which she/he has held diverse positions of increasing responsibility. The amount of their pay reflects their consistent contribution with the expectation of continued contribution to our success. Our emphasis on performance affects our discretionary annual cash bonus, non-equity incentives and equity incentive compensation. We incorporate current year and expected performance into our compensation decisions and percentage increases or decreases in the amount of annual compensation. For fiscal 2013, the criteria to determine overall compensation remained consistent with prior years and our stated philosophy.
Discretion and Judgment. We generally adhere to our historic practices and formulas in determining the amount and mix of compensation elements. Because of our reliance on the formulaic achievement of annual Company financial goals in determining the amount of plan-based compensation, short term changes in business performance can have a significant impact on the compensation of the named executive officers. We consider competitive market compensation paid by other companies of similar size and market capitalization, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on data of peer companies to determine executive compensation.
We do not have any specific apportionment goal with respect to the mix between equity incentive awards and cash payments. We generally attempt to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and performance through a combination of non-equity (cash) and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executives to deliver superior performance and retain them.
Significance of Company Results. The Compensation Committee primarily evaluates the named executives’ contributions to the Company’s overall performance rather than focusing only on their individual function. The Compensation Committee believes that the named executives share the responsibility to support the goals and performance of the Company, as the executive members of the Company’s leadership team. While this compensation philosophy influences all of the committee’s compensation decisions, it has the biggest impact on annual non-equity incentive awards and, generally, discretionary bonuses.
Consideration of Risk. Our compensation programs are discretionary, balanced and focused on rewarding performance for both current year and long-term strategy. Under this structure, a greater amount of compensation can be achieved through consistent superior performance over sustained periods of time. Long term incentive plan compensation in the form of restricted stock is restricted to multiple vesting years with 50% vesting in three years and the remainder vesting in five years. We believe this provides strong incentives for our named executive officers to manage the Company for the long term while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. The elements of compensation are mixed among current non-equity (cash) payments and equity awards. With limited exceptions the Compensation Committee retains the ability to adjust compensation for quality of performance and adherence to our values. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

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No Employment and Severance Agreements. None of our named executive officers have employment or change-of-control agreements nor do they have pre-negotiated severance agreements in place. Our named executive officers serve at the will of the Board, which enables the Company to terminate their employment with discretion as to the terms of any severance arrangement. This is consistent with our performance-based employment and compensation philosophy. Of course, the fact that our Chairman of the Board and our Vice Chairman and Chief Executive Officer are members of the France Family Group, which has the ability to elect the entire Board, does impact such discretion in their case. In addition, the time vesting of our plan–based restricted stock awards help retain our executives by subjecting to forfeiture any unvested shares if they leave the Company prior to retirement. There are change-of-control provisions associated with each award of such plan-based restricted stock awards. Change of control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the plan is on file with the SEC in connection with our Form S-8 registration statement, filed on February 11, 2010.
Roles of Compensation Committee and Named Executives
Executive officer compensation is overseen by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors, pursuant to its charter. A copy of the charter may be viewed on the Company’s website at www.internationalspeedwaycorporation.com.
Prior to the beginning of each fiscal year the Compensation Committee establishes a total pool of dollars to be used for increases in annual salary compensation for all of our employees, including all of the named executive officers. In setting this total pool of dollars the members of the Compensation Committee consider a variety of factors, including, but not limited to, historic and projected earnings per share, anticipated revenue growth, established salary ranges and market conditions. The committee members then use their collective business judgment to establish the total pool of dollars for increases in annual salary compensation.
Under the direction of the CEO, the proposed salaries, individual performance goals and targeted bonuses for each of the named executive officers other than the CEO are presented to the Compensation Committee which reviews and approves them. The salary of the CEO is then separately considered and approved by the Compensation Committee. Although no particular weighting of the factors or formula is used, the Committee considers (1) Company and individual performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of the Company’s goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions and market movement.
Each of the named executive officers is assigned a target non-equity incentive opportunity based on corporate and personal goals for the year. The actual non-equity incentive for each named executive officer will range from 0% to 150% of the target depending upon results of corporate performance and personal performance during the year. The 2013 fiscal year corporate financial measurements consist of four components which are weighted as follows: 1) revenue based on budget as 50%, 2) earnings per share based on budget as 10%, 3) operating margin based on budget as 20% and 4) the ratio of debt to capitalization as 20%. Both the targets and the actual performance are determined on a normalized basis and may vary from year to year as established by the Compensation Committee.
For fiscal 2013, our named executive officers are: Ms. Lesa France Kennedy, Chief Executive Officer; Mr. James C. France remains Chairman of the Board of Directors and Assistant Treasurer; Mr. John Saunders, President; Mr. Dan Houser, Chief Financial Officer; and Mr. Joel S. Chitwood, our Vice President and President of Daytona International Speedway.
The Compensation Committee reviews and approves the recommended corporate performance goals and objectives which are used in establishing plan-based incentive compensation for all of the named executive officers.

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Compensation Consultants
Neither the Company nor the Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of senior executive or director compensation. Our named executive officers have not participated in the selection of any particular compensation consultant. The Company obtains market intelligence on compensation trends from a variety of sources through our human resources personnel, with the oversight of the Committee. Each year we participate in compensation surveys conducted by well-known compensation consultants as a means of understanding external market practices. Except for the foregoing, we have not used the services of any other compensation consultant in matters affecting senior executive or director compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of compensation consultants.
Equity Grant Practices
The only form of equity compensation currently provided to our named executive officers is awards of shares of restricted stock under our 2006 Long Term Incentive Plan. For each fiscal year the named executive officers are provided an opportunity to be awarded shares of restricted stock based upon the same normalized corporate financial performance measures established for non-equity incentive payments, as discussed above. The targeted number of shares is fixed by the Compensation Committee and represents a specified percentage of the named executive officer’s annual base salary based upon the average price of our publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of our fiscal year. Upon completion of the fiscal year and the financial audit, our normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on May 1 following the completion of the fiscal year. The restricted shares then vest over time, with 50% vesting three years after issuance and the remaining 50% vesting five years after issuance. Prior to vesting the recipient may vote the shares and receive dividends on the restricted shares as granted. If employment ends prior to the expiration of the vesting period due to a change of control or for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) all or a portion of the unvested restricted shares may be allowed to vest. Termination of employment for any other reason will result in forfeiture of all unvested shares. The timing of calculations of opportunities, amounts, awards and vesting dates are made solely for administrative efficiency and without regard to earnings or other major announcements by the Company. There are change-of-control provisions associated with each award of restricted shares. Change of control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the plan is on file with the SEC in connection with our Form S-8 registration statement, filed on February 11, 2010.
Share Ownership Guidelines
The Company has no equity security ownership guidelines or requirements for the named executive officers. During 2012, we instituted share ownership guidelines for our non-employee directors, as more fully described below in the “Compensation of Directors” section.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. None of the individuals covered by Section 162(m) received taxable compensation in excess of the $1 million limit. The amounts shown in the Summary Compensation Table contain components which are not considered taxable income to the individuals under current Internal Revenue Code provisions. The Company does not presently structure any component of executive compensation to meet the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).
Potential Impact on Compensation from Executive Misconduct
If the Board should determine that an executive officer has engaged in fraudulent or intentional misconduct, the Board could take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

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Compensation for the Named Executive Officers in 2013
Company Performance
The specific compensation decisions made for each of the named executive officers for fiscal 2013 reflect the focus on the performance of the Company against specific financial and operational measurements.
A significant portion of each of the named executive officer’s plan-based incentive compensation is based upon the Company’s performance against the normalized corporate financial performance measures and weighting of 1) revenue based on budget (50%), 2) earnings per share based on budget (10%), 3) operating margin based on budget (20%), and 4) ratio of debt to capitalization (20%). Based on the evaluation of the Company’s performance against these measures in fiscal 2013, the payout of plan based non-equity incentives was at 90% of the targeted opportunity, with weighted performance of 45% for the revenue target, 9% for earnings per share, 16% for the operating margin target and 20% for the debt to capitalization ratio. For fiscal 2013, the non-equity incentives further aligned earning opportunities in support of overall business cost containment measures, as well as the execution of long term strategic growth measures such as leading the approval and subsequent groundbreaking for our Daytona Rising project. Accordingly, and consistent with the Company's cost containment initiatives, the plan-based non-equity incentive was capped at 50% of the usual earning potential for named executive officers. Amounts described below regarding plan-based non-equity incentives are reflective of performance against this earning opportunity. Potential awards of restricted stock made pursuant to our long-term incentive plan continued to be at 100% of earning potential for the named executive officers.
For the named executive officers eligible for plan-based non-equity incentives, 100% of the earning potential for fiscal 2013 (which, as noted above, is 50% of the usual earning potential) was as follows: $188,755 for Ms. Kennedy; $73,899 for Mr. Houser; $146,976 for Mr. Saunders; and $54,000 for Mr. Chitwood. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2013 Annual Report on Form 10-K filed with the SEC.
CEO Compensation
In determining Ms. Kennedy’s base salary compensation for 2013, the Compensation Committee considered her performance as CEO, the performance of the Company in fiscal 2013 given a challenging economic environment, the general trends of Company performance over the prior several years, outcomes related to growth and development activities and strategic initiatives, market conditions, as well as the responsibilities of the position and her strategic value to the Company. Ms. Kennedy and the Board responded to the economic conditions by establishing the following performance framework (1) outperforming in a tough environment, (2) maintaining and maximizing financial flexibility, (3) optimizing sustainable cost containment and (4) protecting the Company’s reputation and long-term strategy. The Committee determined that Ms. Kennedy performed at a high level resulting in a 2.0% increase in base salary for Ms. Kennedy from the previous year.
The Compensation Committee believes that Ms. Kennedy performed well in 2013 by executing on the established performance framework and in delivering a strong financial performance during this significantly difficult economic environment. The Compensation Committee believes that the Company’s fiscal 2013 reflected leadership decisions that effectively mitigated revenue deterioration with sustainable cost containment, capital allocation discipline and execution against defined strategic initiatives. In determining the bonus and incentive portions of her compensation for fiscal 2013, the Compensation Committee determined that Ms. Kennedy performed at a high level. In light of Ms. Kennedy's performance, she received a total plan-based non-equity incentive of $175,542, which was 93% of her $188,755 total target opportunity. This reflects a 90% payout due to performance against the corporate financial performance measures, as well as an additional amount related to her performance against individual goals set by the Compensation Committee. Ms. Kennedy also received 9,434 shares of restricted stock (valued at $310,096 as of the May 1, 2013 grant date) for her fiscal year 2012 leadership performance. This grant is pursuant to the established long-term incentive plan of the Company. The restricted stock is subject to a vesting schedule, with 50% vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, pursuant to the aforementioned fiscal year 2013 performance factors, the Compensation Committee determined that Ms. Kennedy is eligible for a restricted stock award of 10,466 shares, the value of which will be determined based upon the May 1, 2014 grant date. This grant is pursuant to the established long-term incentive plan and based on annual financial performance of the Company.
Other Named Officers
In determining the base salary compensation of Mr. France, Mr. Saunders, Mr. Houser and Mr. Chitwood for fiscal 2013 the Compensation Committee considered the same criteria as for the CEO. The Compensation Committee also considered the recommendations based upon evaluation of individual functional area responsibilities and goals as submitted by the CEO.

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The non-equity incentive plan compensation was determined with the criteria for effectively mitigating revenue deterioration with sustainable cost containment, capital allocation discipline and execution against defined financial measures.
James C. France: In fiscal 2013, per Mr. France’s role as Chairman of the Board of Directors and Assistant Treasurer, and adjusted responsibilities, he received no plan-based incentive and a $300 holiday cash bonus. Mr. France received an award of 4,422 shares of restricted stock (valued at $145,351 as of the May 1, 2013 grant date) for his fiscal year 2012 leadership performance. The restricted stock is subject to a vesting schedule, with 50% vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
Mr. France continues to provide the Company significant benefit from his business and industry expertise, experience and leadership. The Compensation Committee recognizes Mr. France’s significant contribution and as such has determined that for fiscal year 2013, he is eligible for a restricted stock award of 4,897 shares, the value of which will be determined based upon the May 1, 2014 grant date. This grant is pursuant to the established long-term incentive plan of the Company.
John Saunders: Mr. Saunders, in his position as President, had financial objectives that focused on the overall performance of the Company and were the same as Ms. Kennedy’s.
His strategic and operational goals included providing operational and leadership support for the Company’s strategy development and execution against the Board approved strategic plan focusing on maintaining and growing the core business, leveraging the core business and driving a top performing organization. Mr. Saunders led the Company’s core business growth activities which included revenue generation and improving performance and cost competitiveness, attacking key elements of pricing strategies and margin rates for the Company’s operating units and food & beverage business. In fiscal 2013, Mr. Saunders led the Company in maintaining cost containment initiatives.
Mr. Saunders' base salary increased 2.0% in fiscal 2013. The Compensation Committee assessment of Mr. Saunders’ performance in 2013 aligned to support his receiving a plan-based non-equity incentive of $136,688, which was reflective of 93% of his $146,976 total target opportunity. This reflects a 90% payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Saunders also received 6,633 shares of restricted stock (valued at $218,027 as of the May 1, 2013 grant date) for his fiscal year 2012 leadership performance. This grant is pursuant to the established long-term incentive plan of the Company. The restricted stock is subject to a vesting schedule, with 50% vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date.
In addition, the Compensation Committee determined, based on Mr. Saunders’ significant performance in fiscal year 2013, that he is eligible for a restricted stock award of 7,345 shares, the value of which will be determined upon the May 1, 2014 grant date. This grant is pursuant to the established long-term incentive plan and based on annual financial performance of the Company.
Daniel Houser: Mr. Houser has been our Chief Financial Officer since 2009 and is also a Senior Vice President of the Company. Mr. Houser’s financial objectives, as the leader of our finance organization, focused on the overall performance of the Company. His strategic and operational goals focused on providing operational support in achieving financial goals, including serving as the process driver for sustainable cost containment deliverables, maintaining balance sheet management and leading the Company’s relationship with rating agencies.
Mr. Houser's base salary increased 2.0% in fiscal 2013. The Compensation Committee assessment of Mr. Houser’s performance in fiscal 2013 aligned to support a non-equity incentive in the amount of $68,726, which was 93% of his $73,899 total target opportunity. This reflects a 90% payout due to performance against the corporate financial performance measures, as well as an additional amount related to his performance against individual goals set by the Compensation Committee. Mr. Houser also received 4,624 shares of restricted stock (valued at $151,991 as of the May 1, 2013 grant date) for his performance in fiscal year 2012. The restricted stock is subject to a vesting schedule, with 50% vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date. This grant is pursuant to the established long-term incentive plan of the Company.
In addition, the Compensation Committee determined, based on Mr. Houser’s fiscal year 2013 performance, that he is eligible for a restricted stock award of 5,121 shares, the value of which will be determined upon the May 1, 2014 grant date. This grant is pursuant to the established long-term incentive plan and based on annual financial performance of the Company.
Joel Chitwood: Mr. Chitwood, in his position as Vice President of ISC and President of Daytona International Speedway, had financial objectives that focused on the overall performance of the Company, as well as goals and objectives for his functional area of responsibility in leading the strategic and revenue generation performance of Daytona International Speedway. His strategic goals included creating brand interest and demand for product, as well as focusing on elements of pricing strategies and margin rates to drive customer renewal and retention, and the overall guest experience. The Compensation Committee, based on Mr. Chitwood's fiscal year 2013 performance, determined to support receiving a non-equity incentive of $68,904 which was a 128% of his $54,000 total target opportunity. This amount is reflective of his successful undertaking of the

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Daytona Rising project, as well as continued operational performance of Daytona International Speedway. Mr. Chitwood also received a grant of 3,390 shares of restricted stock (valued at $111,429 as of the May 1, 2013 grant date) for his fiscal year 2012 performance. The restricted stock is subject to a vesting schedule, with 50% vesting in three years and the remainder vesting in five years. The final value will be determined on the actual vesting date. This grant is pursuant to the established long-term incentive plan of the Company.
In addition, the Compensation Committee determined, based on his fiscal year 2013 performance, that Mr. Chitwood is eligible for a restricted stock award of 3,754 shares, the value of which will be determined upon the May 1, 2014 grant date. This grant is pursuant to the established long-term incentive plan and based on annual financial performance of the Company.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Lesa France Kennedy Vice Chairman and CEO	2013	$629,908	$300	$310,096	$175,542	$21,250	$1,137,096
	2012	$621,185	$300	$482,235	$159,146	$21,148	$1,284,014
	2011	$604,115	$300	$187,180	$—	$18,596	$810,191
Daniel W. Houser SVP, CFO, Treasurer	2013	$321,671	$200	$151,991	$68,726	$37,646	$580,234
	2012	$317,231	$20,200	$182,453	$62,307	$31,443	$613,634
	2011	$291,115	$200	$76,010	$—	$34,055	$401,380
James C. France Chairman and Asst. Treasurer	2013	$404,632	$300	$145,351	$—	$33,934	$584,217
	2012	$401,602	$300	$134,438	$—	$26,108	$562,448
	2011	$400,801	$300	$87,485	$—	$18,366	$506,952
John R. Saunders President	2013	$535,076	$300	$218,027	$136,688	$44,928	$935,019
	2012	$527,667	$300	$353,856	$123,921	$45,025	$1,050,769
	2011	$513,166	$300	$132,253	$—	$41,669	$687,388
Joel S. Chitwood President - Daytona International Speedway	2013	$300,454	$100	$111,429	$68,904	$33,186	$514,073

(1)	Amounts shown in this column represent amounts for a small holiday bonus based on seniority. Mr. Houser received a cash bonus of $20,000 for services performed during fiscal 2012.

(2)
For fiscal 2013, amounts shown in this column represent stock awards made to each of the named executives pursuant to our 2006 Long-Term Incentive Plan as a result of the executives' fiscal year 2012 performance. All amounts reflected are as of the May 1, 2013 grant date. For further information on these awards, please see the discussion labeled “Compensation for the Named Executive Officers in 2013” beginning on page 18 herein. For fiscal 2012, amounts shown in this column represent (i) stock awards made to each of the named executives pursuant to our 2006 Long-Term Incentive Plan as a result of the executives' fiscal year 2011 performance, and (ii) stock awards made to Ms. Kennedy and Messrs. Houser and Saunders due to the suspension of the fiscal year 2011 cash bonus. Stock Awards were granted pursuant to our 2006 Long-Term Incentive Plan. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 — Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal 2013 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

(3)
There are no amounts reflected under the “Non-Equity Incentive Plan Compensation” column for 2011 as there were no awards made for the corporate profitability incentive for fiscal 2011. For additional information on our annual incentive compensation plan for management, please see the discussion labeled “Compensation for the Named Executive Officers in 2013” beginning on page 18 herein.

(4)
Amounts shown under the “All Other Compensation” column represent amounts paid for basic employee benefits available to all employees (i.e. group life insurance, accidental death and dismemberment insurance, group health insurance, long term disability insurance, and short term disability coverage), the annual lease value of Company-provided vehicles, travel related costs of guests in connection with attending events at the motorsports entertainment facilities operated by the Company, a NASCAR banquet, other business related travel, as well as other personal travel, and 401(K) contributions. Although the coverage limits for Life Insurance and long term disability are different for officers, the cost incurred by the Company to provide the executive benefit is the same as the cost for basic employee benefits.

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GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Author- ization Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards (4)($)
			Thres-hold (1)($)	Target (2)($)	Maximum ($)	Thres-hold (1)($)	Target (3)($)	Maximum ($)
Lesa France Kennedy	11/30/13 05/01/13	11/06/13 02/01/13	$—	$188,755	$283,133	$—	$326,400	$489,600	—	$310,096
Daniel W. Houser	11/30/13 05/01/13	11/06/13 02/01/13	$—	$73,899	$110,849	$—	$160,000	$240,000	—	$151,991
James C. France	11/30/13 05/01/13	11/06/13 02/01/13	$—	$—	$—	$—	$153,000	$229,500	—	$145,351
John R. Saunders	11/30/13 05/01/13	11/06/13 02/01/13	$—	$146,976	$220,464	$—	$229,500	$344,250	—	$218,027
Joel S. Chitwood	11/30/13 05/01/13	11/06/13 02/01/13	$—	$54,000	$81,000	$—	$117,300	$175,950	—	$111,429

(1)
No thresholds are provided for in the applicable plan. The final award is determined through a calculation based on the weighted measurements as described below, and using the same formula as the equity based cash payout along with a discretionary amount based on performance against individual goals and achievement.

(2)
For fiscal 2013, a significant portion of the named executive officer’s plan-based non-equity incentive compensation is based upon the Company’s actual performance against the budgeted normalized corporate financial performance measures approved by the Board. The approved measurements are weighted to calculate the total target, detailed as follows: (1) Revenue 50%, (2) Earnings Per Share 10%, (3) Operating Margin 20%, and (4) Ratio of Debt to Total Capitalization 20%. The calculated variance percentage of actual performance compared to budgeted performance is then used to determine the percentage payout for each respective measure, as represented in Table 1. Based on the evaluation of the Company’s performance against these measures for fiscal 2013, the portion of each named executive officer’s plan-based incentive compensation was set at 90% of the targeted opportunity, with weighted performance of 45% for the revenue target, 9% for earnings per share, 16% for the operating margin target and 20% for the debt to capitalization ratio. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2013 Annual Report on Form 10-K filed with the SEC.

Table 1

Percent Variance	Payout
> + 10%	Discretionary
> 0.0%	100%
< - 2.5%	90%
< - 5.0%	80%
< - 6.5%	70%
< - 8.5%	60%
< - 10.0%	50%
> 10.0%	0%

(3)
The targeted number of shares is fixed by the Compensation Committee and represents a specified earning opportunity for the named executive officer’s annual base salary based upon the average price of our publicly traded shares during the fiscal year prior to the establishment of the share target. This targeted share award amount is communicated to the named executive officers during the second quarter of our fiscal year. Upon completion of the fiscal year and the financial audit, our normalized performance against the financial performance measures is evaluated, a percentage of the targeted award to be actually awarded is determined, reviewed and approved by the Compensation Committee and the restricted shares are issued in the name of the named executive officers on May 1 following the completion of the fiscal year. The maximum amount of the award is 1.5 times the target. In 2013, payout of the award was determined by actual performance against the budgeted normalized corporate financial performance measures approved by the Board. The

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approved measurements are weighted to calculate the total target, detailed as follows: (1) Revenue, (2) Earnings Per Share, (3) Operating Margin and (4) Ratio of Debt to Total Capitalization.

(4)
The Grant Date Fair Value of Stock and Option Awards reflects the aggregate grant date fair value of the restricted stock granted pursuant to our 2006 Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 – Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal 2013 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)(#)	Market Value of Shares of Stock That Have Not Vested (2)($)
Lesa France Kennedy	36,931	$1,267,841
Daniel W. Houser	15,333	$526,382
James C. France	15,422	$529,437
John R. Saunders	26,467	$908,612
Joel S. Chitwood	11,449	$393,044

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(1)	The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock grants reflected in the Number of Shares of Stock That Have Not Vested column:

Name	Vesting Date	Restricted Stock
Lesa France Kennedy	04/01/2014	1,284
	05/01/2014	3,059
	04/01/2015	2,028
	05/01/2015	9,034
	05/01/2016	7,775
	05/01/2017	9,034
	05/01/2018	4,717
Daniel W. Houser	04/01/2014	566
	05/01/2014	1,242
	04/01/2015	823
	05/01/2015	3,418
	05/01/2016	3,554
	05/01/2017	3,418
	05/01/2018	2,312
James C. France	04/01/2014	2,138
	05/01/2014	1,430
	04/01/2015	966
	05/01/2015	2,519
	05/01/2016	3,640
	05/01/2017	2,518
	05/01/2018	2,211
John R. Saunders	04/01/2014	849
	05/01/2014	2,161
	04/01/2015	1,405
	05/01/2015	6,629
	05/01/2016	5,478
	05/01/2017	6,629
	05/01/2018	3,316
Joel S. Chitwood	05/01/2014	849
	04/01/2015	563
	05/01/2015	2,899
	05/01/2016	2,544
	05/01/2017	2,899
	05/01/2018	1,695

(2)	Amounts are calculated by multiplying $34.33, the closing price of our common stock on November 29, 2013, by the applicable number of shares.

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OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Lesa France Kennedy	3,277	$107,478
Daniel W. Houser	1,247	$40,909
James C. France	3,047	$99,760
John R. Saunders	2,162	$70,921
Joel S. Chitwood	563	$18,506

(1)
Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the dates of stock vesting, 4/1/2013 and 5/1/2013, which were $32.68 and $32.87, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The only potential payments for any of the named executive officers are related to the unvested shares of restricted stock as shown in the Outstanding Equity Awards at Fiscal Year End above. Upon the occurrence of a change of control as defined in the individual participant plans for all participants in the restricted stock incentive program all of the unvested shares would immediately vest for each participant. There are no other arrangements to be disclosed pursuant to this item.

Name	Number of Shares of Stock That Have Not Vested (#)	Payment upon a Change-in-Control (2)($)
Lesa France Kennedy (1)	36,931	$1,267,841
Daniel W. Houser (1)	15,333	$526,382
James C. France (1)	15,422	$529,437
John R. Saunders (1)	26,467	$908,612
Joel S. Chitwood (1)	11,449	$393,044

(1)
Change-in-Control is defined in the individual participant plans for all participants in the restricted stock incentive program. A copy of the plan is on file with the SEC in connection with our Form S-8 registration statement, filed on February 11, 2010.

(2)	Amounts are calculated by multiplying $34.33, the closing price of our common stock on November 29, 2013, by the applicable number of shares.
COMPENSATION OF DIRECTORS
We pay our non-employee directors:

•	a $20,000 annual cash fee;

•	an annual grant of restricted Class A common stock in an amount equal to $30,000 based on the stock price on the grant date of such restricted stock;

•	a cash fee of $750 for each meeting of the board of directors attended;

•	a cash fee of $500 for each meeting of each committee (other than the Audit Committee) of the board of directors attended;

•	members of the Audit Committee are paid a cash fee of $750 for each meeting of the Audit Committee attended; and

•	the chairman of the Audit Committee is paid an additional $5,000 annual cash fee.
The number of restricted shares granted to each non-employee director are determined by dividing a dollar amount by the per-share closing price of our Class A common stock on the date of grant (rounded to the nearest whole share). These stock awards are issued pursuant to the 2006 Long-Term Stock Incentive Plan and vest after one year. All meeting fees are paid at the time of the meeting.
In addition, we also reimburse non-employee directors for all expenses incurred in the performance of their duties.
No non-employee director received perquisites and personal benefits with a total value of $10,000 or more during the fiscal year ended November 30, 2013.

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During fiscal 2012, the Board adopted share ownership guidelines applicable to non-employee directors. The guidelines provide that non-employee directors should, upon the later of (a) three years after the adoption of the guidelines in April 2012, and (b) three years of becoming a director, own and hold a minimum of common stock of the Company with a market value of at least $90,000. Each such non-employee director is required to maintain that level of stock ownership for so long as he or she serves on the Board. Restricted shares issued by the Company to a non-employee director are counted for purposes of determining a non-employee director's ownership.
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Larry Aiello, Jr.	$35,000	$30,022	$65,022
J. Hyatt Brown	$30,750	$30,022	$60,772
Edsel B. Ford, II	$28,000	$30,022	$58,022
Brian Z. France	$24,000	$30,022	$54,022
William P. Graves	$30,500	$30,022	$60,522
Sonia Green	$24,500	$30,022	$54,522
Christy F. Harris	$26,500	$30,022	$56,522
Morteza Hosseini-Kargar	$26,000	$30,022	$56,022
Lloyd E. Reuss	$23,500	$30,022	$53,522
Larry Woodard	$24,500	$30,022	$54,522

(1)
Amounts shown in the “Fees Earned or Paid in Cash” column represent the sum of all annual fee and meeting fee cash payments made to the indicated non-employee directors during the fiscal year ended November 30, 2013. It does not include any expense reimbursement.

(2)
Stock Awards were granted pursuant to our 2006 Long-Term Incentive Plan. The amounts for Stock Awards reflect the aggregate grant date fair value of such awards, computed in accordance with Financial Accounting Standards Board ASC Topic 718. See Note 13 — Long-Term Incentive Plan to the Consolidated Financial Statements in our fiscal 2013 Annual Report on Form 10-K for additional information concerning this plan and related Stock Awards and valuation assumptions.

As of November 30, 2013 the non-employee directors held the following shares of restricted stock and stock options to acquire shares of our Class A common stock:

Name	Aggregate Option Awards Outstanding at 11/30/2013 (1)(#)	Number of Shares of Stock That Have Not Vested (1)(#)
Larry Aiello, Jr.	10,670	954
J. Hyatt Brown	5,488	954
Edsel B. Ford, II	10,929	954
Brian Z. France	15,026	954
William P. Graves	10,613	954
Sonia Green	—	954
Christy F. Harris	13,318	954
Morteza Hosseini-Kargar	11,839	954
Lloyd E. Reuss	13,378	954
Larry Woodard	—	954

(1)
Stock and Option Awards were granted pursuant to our 2006 Long-Term Incentive Plan. See also Note 13 — Long-Term Stock Incentive Plan to the Consolidated Financial Statements in our fiscal year 2013 Annual Report on Form 10-K for additional information concerning this plan and related Stock and Option Awards and valuation assumptions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee members whose names appear on the Compensation Committee Report below were committee members during all of fiscal year 2013. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended November 30, 2013.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this information statement and our annual report on Form 10-K.
Edsel B. Ford, II
William P. Graves
Lloyd E. Reuss
Larry D. Woodard

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PERFORMANCE GRAPH

*
Assumes $100 investment in the common stock of International Speedway Corporation, Nasdaq Stocks SIC 7900-7999 (US Companies) and Nasdaq Stock Market Indices on November 28, 2008 (US Companies) with dividend reinvestment.

The rules of the SEC require us to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in our total shareholder return on a class of our common stock with the cumulative total return of a broad equity index, assuming reinvestment of dividends, and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization. The graph above compares the cumulative total five year return of our class A common stock with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issuers (U.S. companies) listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, including indoor operations that are not subject to the impact of weather on operations, and pari-mutual and other wagering operations. We conduct large outdoor sporting and entertainment events that are subject to the impact of weather. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available. Because of the unique nature of our business and the fact that public information is available concerning only a limited number of companies involved in the same line of business, and no public information is available concerning other companies in our line of business, we do not believe that the information presented above is meaningful.

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VOTING PROCEDURE
With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected. We know of no other items to come before the meeting other than those stated above. On any other item that should come before the meeting, the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.
In advance of the meeting we may appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. In case of dispute the inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.
DISSENTERS’ RIGHT OF APPRAISAL
We do not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.
AVAILABLE INFORMATION
We file annual, quarterly and special reports, information statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the Financial Industry Regulatory Authority, 1735 K St., N.W., Washington, D.C. 20006.

By Order of the Board of Directors

W. Garrett Crotty
Senior Vice President, Secretary and General Counsel
March 3, 2014

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Driven to be the world leader in motorsports entertainment by providing superior, innovative and thrilling guest experiences.

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